EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS  AGREEMENT,   dated  as  of  November  1,  2004,  is  between  AGU
Entertainment Corp., a Delaware corporation (the "Company"), and John W. Poling (the "Employee").

                                    RECITALS

         A. The Company believes the Employee can make a unique contribution to the business of the Company.

         B. The Board of Directors of the Company believes that the services of Employee would be of great value to the Company and desires retaining his services for a period of time.

         C. Employee is willing to accept employment by the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and of the mutual benefits herein provided, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. TERM OF EMPLOYMENT.

         The Company shall employ Employee and Employee hereby accepts employment by the Company, on the terms and conditions herein contained, for a period of three (3) years commencing as of the date hereof and ending on the third (3rd) anniversary of the date hereof, subject to termination as hereinafter provided (the period from the date hereof through the third anniversary of the date hereof or the date of such termination, as the case may be, being the "Employment Period"). This Agreement may be extended for subsequent one year periods by both parties signing an extension agreement within 30 days prior to the expiration of this Employment Period.

2. DUTIES.

         (a) GENERAL DUTIES. During the Employment Period, and subject to removal by the any officer or director of the Company in accordance with the termination provisions hereof Employee shall serve the Company in a role as described on SCHEDULE A hereto, and such other activities as are consistent with the performance of these duties and customary within the industry for the duration of the Employment Agreement, with such duties consistent therewith, and shall perform such other services for the Company as may be reasonably assigned to him from time to time by the Board of Directors or any officer of the Company.

         (b) PRIMARY ACTIVITY. During the Employment Period and subject to the proviso in (b)(i) below, Employee shall devote his full business efforts, time and energy to the interests and business of the Company; however, Employee shall be excused from performing any services for the Company hereunder during periods

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of temporary illness or incapacity and during reasonable vacations, and Employee may devote a reasonable amount of time to the handling of his personal affairs, without thereby in any way affecting the compensation to which he is entitled hereunder. It is acknowledged that the duties of the employee may often require from time to time attention to business at times other than normal business hours. During the Employment Period, Employee shall, to the best of his skill and ability, use his best efforts and endeavors to the extension and promotion of the business of the Company, to the proper servicing of such business and to the protection of the good will of such business, both as now enjoyed and hereafter acquired. Employee shall not work for any other person or entity other than the Company during the Employment Period.

         (c) TRAVEL. The Employee agrees to travel for business purposes in a reasonable amount for reasonable lengths of time, commensurate with Employee's position.

3. COMPENSATION.

         As full compensation to Employee for performance of his services hereunder, the Company agrees to pay Employee and Employee agrees to accept the following salary and other benefits during the Employment Period:

         (a) SALARY. The Company shall pay Employee a salary at the annual rate of $200,000 per year or such other amount as the Company may from time to time determine ("Base Salary"). The Base Salary due Employee hereunder shall be payable in equal bi-weekly installments, less any amounts required to be withheld by the Company from time to time from such salary under any applicable federal, state or local income tax laws or similar laws then in effect.

         The Employee hereby agrees to defer $1,346.15 per week until such time as the Company raises an aggregate of $5 million.

         (b) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all expenses properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board of Directors of the Company.

         (c) FURTHER BENEFITS. Employee shall be entitled to participate in any health, accident, retirement or similar employee benefit plans provided by the Company generally to its employees to the extent commensurate with the participation therein of Employees of the Company. Employee shall be entitled to participate in any present or future bonus, insurance, pension, retirement, profit sharing, stock option or other compensation or incentive plans adopted by the Company, for the general and overall benefit of Employees of the Company, the extent and manner of participation to be determined by the Board of Directors of the Company. The benefits provided in this subsection (c) shall be in addition to the compensation and benefits provided in the other subsections of this Section 3.


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         (d) OFFICES.  Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's parent, affiliates, subsidiaries or sister companies.

         (e) VACATION. The Employee shall be entitled to three (3) weeks vacation per year during the Employment Period.

         (f) RELOCATION. The Employee currently resides in West Chester, PA and will continue to commute to the Company's offices until such time as the Company is adequately funded. The Company will pay the employee's reasonable travel and living expenses in connection this travel. Upon relocating to the Company's offices, the Company will pay the employee's relocation expenses in connection with moving personal affects, furniture and vehicles to a new residence. The Company will also provide the employee assistance with certain costs in connection with acquiring a residence.

4.   RESTRICTIONS AGAINST COMPETITION, SOLICITATION, SERVICING,
     AND DIVULGING CORPORATE CONFIDENTIAL DATA

         (a) COVENANT NOT TO COMPETE. As a material inducement to sign this Agreement, the Employee agrees that as long as he is an employee of the Company, he will not Compete with the Company and, further, that he will not Compete with the Company during the 24 month period beginning on the date of termination of this Agreement. During the Employment Period and the 24 month period subsequent to termination, the Employee shall not within the United States directly or indirectly, either for Employee's own account, or as a partner, shareholder ( other than shares regularly traded in a recognized market), officer, director, employee, agent, consultant or otherwise, be employed by connected with, participate in, consult or otherwise associate with any other business, enterprise or venture that is competitive with the Company or any of its affiliated entities. During the Employment Period and the two year period subsequent to termination, the Employee shall not within the United States directly or indirectly, either for Employee's own account, or as a partner, shareholder ( other than shares regularly traded in a recognized market), officer, director, employee, agent, consultant or otherwise, be employed by connected with, participate in, consult or otherwise associate with any other business, enterprise or venture that is competitive with the Company or any of its affiliated entities. During employment and for a period of two years thereafter, the Employee shall not, directly or indirectly, solicit for employment or employ any employee of the Company or any of its affiliated entities. Notwithstanding anything to the contrary herein, the business activities of Employee with Sage.

         (b) COVENANT NOT TO SOLICIT OR SERVICE. The Employee acknowledges and agrees that the Company has spent significant amounts of time and money in the development of a list of its customers, distributors, and vendors, which lists are not available to the general public or the Company's ordinary employees, and that these lists may contain other information about the customers, distributors, and vendors not available to the general public and that the Employee will be privileged to these lists. The Employee also acknowledges and agrees that the Company's business would be irreparably and greatly damaged by the use of this information other than for its benefit. Therefore, as a material inducement to the Company to enter into this Agreement, the Employee will not


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solicit or do business with, or attempt to solicit or do business with, directly or indirectly any of the Company's customers, distributors or vendors, except on the Company's behalf and will not solicit or do business with or attempt to solicit or do business with, directly or indirectly, any of the Company's customers, distributors, and vendors during the two (2) year period beginning on the termination of this Agreement except for customer orders, distributors and vendors generally known to the public.

         (c) COVENANT NOT TO VIOLATE CORPORATE CONFIDENCES. The Employee will have access to and will become aware of confidential information and trade secrets including Customer data, files, business secrets, and business techniques not generally available to the public, and this confidential information has been compiled by the Company, and its parent, its subsidiaries and affiliates, at great expense and over a great amount of time. The parties acknowledge that this confidential information gives the Company a competitive advantage over other businesses in its field of endeavor and that the Company's business will be greatly and irreparably damaged by the release or use of this confidential information outside of its own business. Therefore, as a material inducement to signing this Agreement, the Employee will not, while he is an employee of the Company, or during the two (2) year period beginning on the termination of this Agreement, either disclose or divulge this confidential information to anyone or use this confidential information in any manner to Compete with the Company or any of its affiliated entities.

         (d) ENFORCEMENT. The Company may enforce the provisions of this section by suit for damages, injunction, or both.

                   (i) The Company would be irreparably injured by the breach of any provision of this Section , and money damages alone would not be an appropriate measure of the harm to the Company from such continuing breach. Therefore, equitable relief, including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions.

                   (ii) Money damages will be appropriate with respect to any past breach of any provision of this Section. Therefore, in case of any breach of this Section, the breaching party shall render a full and complete accounting of the gross receipts, expenses, and net profits that have resulted from such breach and shall be liable for money damages equal to fifty percent (50%) of the gross amount derived by such breaching party from all transactions in breach of this Section, such amount representing the amount of profit the Company could have derived from its own transaction of such business.

                  (iii) Should a court of competent jurisdiction determine that equitable relief is not available to remedy the continuous breach of any or all of the provision of this Section, an amount of liquidated damages shall be paid to the Company by the breaching party equal to fifty percent (50%) of the gross amount derived by such breaching party from all transactions in breach of this Section, such amount representing the amount of profit the Company could have derived from its own transaction of such business.


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                  (iv)  If  this   Agreement  is   terminated   for  any  reason
           whatsoever, not renewed or extended, the provisions of this Agreement shall survive and shall be in full force and effect for the period commencing from the date of actual termination of employment of the Employee.

                       (a) Definitions.  For the purposes of this Agreement, the
                  following definitions are applicable:

                               (1) "Compete." "To Compete" and "to Compete with the Company" both mean to engage in any business that is competitive with the Company in any manner whatsoever as of the date of termination of this Agreement, including competing as a proprietor, partner, investor, stockholder, director, officer, employee, consultant, independent contractor, or otherwise, within the United States.

                               (2) "Customer." A "Customer" of the Company is any person for whom it has performed or attempted to perform services or sold or attempted to sell any product or service, whether or not for compensation, and regardless of the date of such rendition, sale, or attempted rendition or sale.

5. TERMINATION OF AGREEMENT.

         (a) EVENTS OF TERMINATION. The Employment Period shall cease and terminate upon the earliest to occur of the events specified below:

                   (i) The close of business on the third (3rd) anniversary of the date hereof or any extensions thereof;

                   (ii) the death of Employee;

                  (iii) termination of Employee's employment for Cause. For the purpose of this Agreement, the Company shall have "Cause" to terminate Employee's employment hereunder upon (A) the failure by Employee to substantially perform his material duties hereunder in the reasonable discretion of the Company, other than any such failure resulting from incapacity due to physical or mental illness, (B) the engaging by Employee in gross negligence or willful misconduct injurious or potentially injurious to the Company in the Company's reasonable discretion, (C) the violation by Employee of the provisions of Section 4 hereof in the reasonable discretion of the Company, or (D) the conviction of Employee of any crime, other than a misdemeanor.

                  (iv) the election by Employee to terminate his employment hereunder upon 90 days prior written notice;

                   (v) the election by the Company to terminate Employee's employment hereunder without cause; or


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

                   (vi) the permanent disability of Employee. For the purpose of this Agreement, the "permanent disability" of Employee shall mean Employee's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the services to the Company contemplated hereby for a continuous period of 180 days. Such permanent disability shall be deemed to have occurred on the he 180th day.

(B) COMPENSATION UPON TERMINATION. If the Employment Period shall cease and terminate hereunder for any reason, except pursuant to 5(a)(v) above, Company shall pay to Employee (or his estate in the case of subsection (a)(ii)) his Base Salary plus any salary deferrals pursuant to Section 3(a) hereof and the reimbursable expenses incurred under Section 3(b) hereof through the date of termination. The Company shall have no additional or further liability to Employee hereunder. If the Employment Period is terminated pursuant to Section 5(a)(v), Employee shall be entitled to severance equal to one years salary and payable in twelve (12) monthly payments.

         (c) EFFECT OF TERMINATION. This Agreement and all liabilities and obligations of the parties hereto hereunder shall cease and terminate effective upon any termination of the Employment Period permitted by this Agreement; provided, however, that Employee's obligations under Section 4 hereof shall survive any such termination.

         (d)  REMEDIES.   Nothing  herein   contained   shall  be  construed  as
prohibiting any party hereto from pursuing any other remedies available to it for any breach of any provision hereof.

6. ASSIGNMENT.

         This Agreement shall not be assigned by either party hereto, except that the Company shall have the right to assign its rights hereunder to any direct or indirect subsidiary of the Company or its parent, any successor in interest of the Company or its parent whether by merger, consolidation, purchase of assets or otherwise, and any person controlling or which controls or is under common control with the Company or its parent, any such subsidiary or any such successor; provided, however, that any such assignment shall not relieve the Company of any of its obligations hereunder.

7. NOTICES.

         All notices requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as set forth in the Preamble to this Agreement.

Addresses may be changed by notice in writing signed by the addressee.

8.  INVENTIONS.


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         Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within one year thereafter and which are related to the business or activities of the Company. Employee hereby assigns and agrees to assign all his interest therein to Company or its nominee.
Whenever  requested  by  the  Company,   Employee  shall  execute  any  and  all
applications, assigns or other instruments that Company shall deem necessary to apply for and obtain Letters of Patents of the United States or any foreign country or to otherwise protect Company's interest therein. These obligations shall continue beyond termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one year thereafter, and shall be binding upon Employee's heirs, assigns, executors, administrators and other legal representatives.

9.  RETURN OF PROPERTY.

         All correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, distributor lists, vendor lists, telephones, beepers, portable computers, and any other such data, information or property collected by or delivered to Employee by or on behalf of the Company, their representatives, customers, suppliers or others and all other materials compiled by Employee which pertain to the business of the Company shall be and shall remain the property of the Company and shall be delivered to the Company promptly upon its request at any time and without respect upon completion or other termination of Employee's employment hereunder for any reason.

10.  REPRESENTATIONS OF EMPLOYEE.

Employee represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by Employee and his provision of services to the company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify Company for any claim, including but not limited to attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company based upon any noncompetition agreement, invention or secrecy agreement between Employee and such third party.

11.  MISCELLANEOUS.

         This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any prior employment agreement between the Company and Employee shall be deemed to be superseded for all purposes by this Agreement and, upon the execution and delivery of this Agreement by Employee and the Company, any such prior employment agreement shall be deemed to be canceled and of no further force or effect. The headings in this Agreement are for convenience of reference only and


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shall  not be  considered  as part of this  Agreement  or to limit or  otherwise effect the meaning hereof. If any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way be affected thereby. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.

12.  ADVICE OF COUNSEL

         Employee recognizes that the Company is represented by counsel, namely Blank Rome LLP., and that such counsel does not represent the interests of Employee. The Company strongly recommends and suggests that Employee obtain its own counsel to review this Agreement prior to execution of the Agreement. The Company agrees to provide Employee with a reasonable period of time to have this Agreement reviewed by its own counsel or any other professional adviser deemed appropriate by the Employee. Should Employee not choose to have this Agreement reviewed by its own counsel, then Employee assumes the risk of such decision, and Employee hereby acknowledges that Company has not unduly influenced Employee in any way and that Company desires that Employee retain its own counsel.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Witnesses:                                  "COMPANY"



____________________                        By:  s/ David C. Levy
                                                 -----------------------
                                                 David C. Levy, President


                                                 "EMPLOYEE"

                                                 s/ John W. Poling
                                                 -----------------------
                                                 John W. Poling



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                                   SCHEDULE A
                                 JOB DESCRIPTION

                             AGU ENTERTAINMENT CORP

                  Job Specifications - Chief Financial Officer

TITLE:            Executive Vice President, Chief Financial Officer

REPORTS TO:       Chief  Executive   Officer;   (with  "dotted  line"  reporting
                  responsibility to Audit Committee of the Board of Directors)

DIRECT REPORTS:   Controller, CIO and Admin Staff.

DUTIES:           o     Overall responsibility for all financial reporting,  and
                        accounting activities of the company,

                  o Primary responsibility for interface with the Company's Investors, shareholders, lenders, stock exchanges and credit reporting agencies and public reporting requirements,

                  o Serve as a member of the senior management team for integrating the financial and accounting functions into the company's strategy and operations

                  o Support the CEO, COO and Subsidiary Presidents in developing business strategies and managing projects

                  o Support the CEO, COO and Subsidiary Presidents in the rationalization of operating facilities, maximizing capacity utilization, and providing support and capital for managing and expanding operations,

                  o Support the CEO, COO and Subsidiary Presidents in the establishment of a business planning function, in coordination with the Subsidiary Presidents and in coordination with the VP's of Operations and Sales & Marketing

                  o Primary oversight of the establishment of Policies and Procedures and improvement in systems and controls,

                  o Interface regularly with Board of Directors, especially the Audit Committee

                  o Support the CEO, COO and Subsidiary Presidents in developing strategic relationships

                  o Manage the development and coordination of systems and controls within and through the AGU information systems with special emphasis on the rationalization of the company's Supply Chain operations


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